Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of BayCom Corp, of our report dated February 23, 2018 with respect to the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of for the years in the two year period ended December 31, 2017. In addition, we consent to the references to our firm in the Registration Statement under the caption “Experts”.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

July 25, 2019